                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              EFC BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                EFC BANCORP, INC.
                               1695 LARKIN AVENUE
                              ELGIN, ILLINOIS 60123
                                 (847) 741-3900


                                                                  March 26, 1999


Fellow Shareholders:

         You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of EFC Bancorp, Inc. (the "Company"), the holding company for Elgin Financial Savings Bank (the "Bank"), Elgin, Illinois, which will be held on April 27, 1999, at 2:00 p.m., Central Time, at the Elgin Plaza Hotel, 345 West River Road, Elgin, Illinois.

         The attached Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our shareholders may have.

         The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its shareholders. FOR THE REASONS SET FORTH IN THE PROXY STATEMENT, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES AS DIRECTORS SPECIFIED UNDER PROPOSAL 1, "FOR" PROPOSAL 2, THE RATIFICATION OF THE AMENDED AND RESTATED EFC STOCK-BASED INCENTIVE PLAN, AND "FOR" PROPOSAL 3, THE RATIFICATION OF AUDITORS.

         PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS AT THE ANNUAL MEETING.

         On behalf of the Board of Directors and all of the employees of the Company and the Bank, I wish to thank you for your continued interest and support.

                                            Sincerely yours,


                                            /s/ John J. Brittain
                                            John J. Brittain
                                            CHAIRMAN OF THE BOARD

                               EFC BANCORP, INC.
                               1695 LARKIN AVENUE
                             ELGIN, ILLINOIS 60123
                       ----------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 27, 1999
                       ----------------------------------


         NOTICE IS HEREBY GIVEN that the Annual Meeting of shareholders (the "Annual Meeting") of EFC Bancorp, Inc. (the "Company"), the holding company for Elgin Financial Savings Bank (the "Bank"), will be held on April 27, 1999 at 2:00 p.m., Central Time, at the Elgin Plaza Hotel, 345 West River Road, Elgin, Illinois.

         The purpose of the Annual Meeting is to consider and vote upon the following matters:

         1.       The election of three directors for terms of three years each;
         2. The ratification of the Amended and Restated EFC Bancorp, Inc. Stock-Based Incentive Plan;
         3. The ratification of KPMG LLP as independent auditors of the Company for the year ending December 31, 1999; and
         4. Such other matters as may properly come before the meeting and at any adjournments thereof, including whether or not to adjourn the meeting.

         The Board of Directors has established March 5, 1999, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the Annual Meeting will be available at EFC Bancorp, Inc., 1695 Larkin Avenue, Elgin, Illinois 60123, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting itself.

                                 By Order of the Board of Directors



                                 /s/ Ursula Wilson
                                 Ursula Wilson
                                 Corporate Secretary

Elgin, Illinois
March 26, 1999

                                EFC BANCORP, INC.
                             -----------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 1999
                             -----------------------

SOLICITATION AND VOTING OF PROXIES

         This Proxy Statement is being furnished to shareholders of EFC Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors ("Board of Directors" or "Board") of proxies to be used at the Annual Meeting of shareholders (the "Annual Meeting"), to be held on April 27, 1999 at 2:00 p.m. Central Time at the Elgin Plaza Hotel, 345 West River Road, Elgin, Illinois, and at any adjournments thereof. The 1999 Annual Report to Shareholders, including the consolidated financial statements of the Company for the year ended December 31, 1998, accompanies this Proxy Statement which is first being mailed to record holders on or about March 26, 1999.

         Regardless of the number of shares of common stock owned, it is important that record holders of a majority of the shares be represented by proxy or in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXY CARDS WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED IN THIS PROXY STATEMENT, "FOR" THE RATIFICATION OF CERTAIN AMENDMENTS TO THE EFC BANCORP, INC. 1998 STOCK-BASED INCENTIVE PLAN AND "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 1999.

         Other than the matters listed on the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. EXECUTION OF A PROXY, HOWEVER, CONFERS ON THE DESIGNATED PROXY HOLDERS DISCRETIONARY AUTHORITY TO VOTE THE SHARES IN ACCORDANCE WITH THEIR BEST JUDGMENT ON SUCH OTHER BUSINESS, IF ANY, THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING.

         A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM YOUR RECORD HOLDER TO ATTEND THE ANNUAL MEETING AND VOTE PERSONALLY AT THE ANNUAL MEETING.

         The cost of solicitation of proxies on behalf of management will be borne by the Company. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiary, Elgin Financial Savings Bank (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

VOTING SECURITIES AND REQUIRED VOTE

         The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below.

         The close of business on March 5, 1999, has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 7,116,934 shares.

         As provided in the Company's Certificate of Incorporation, for voting purposes, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit and are not treated as outstanding for voting purposes. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as, by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board of Directors to implement and apply the Limit.

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

         As to the election of directors (Proposal 1), the proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Bylaws, directors are elected by a plurality of the votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

         As to the ratification of the Amended and Restated EFC Bancorp, Inc. Stock-Based Incentive Plan (Proposal 2), by checking the appropriate box, a shareholder may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item.

         As to the ratification of KPMG LLP as independent auditors of the Company (Proposal 3) and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item.

         Under the Company's Bylaws and Delaware law, an affirmative vote of the holders of a majority of the votes cast at the Annual Meeting on Proposals 2 and 3 is required to constitute shareholder approval of each such Proposal. Shares underlying broker non-votes or in excess of the Limit will not be counted as present and entitled to vote or as votes cast and will have no effect on the vote.

         Proxies solicited are to be returned to the Company's transfer agent, LaSalle National Bank ("LaSalle National"). The Board of Directors has designated LaSalle National to act as inspectors of election and tabulate the votes at the Annual Meeting. LaSalle National is not otherwise employed by, or a director of, the Company or any of its affiliates. After the final adjournment of the Annual Meeting, the proxies will be returned to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on the Record Date or as disclosed in certain reports received to date regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission ("SEC"), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of the Record Date.


                                                                            AMOUNT AND
                                                                            NATURE OF
                                      NAME AND ADDRESS                      BENEFICIAL         PERCENT OF
  TITLE OF CLASS                     OF BENEFICIAL OWNER                    OWNERSHIP             CLASS
-------------------   ------------------------------------------------   ----------------    ---------------

Common Stock          Elgin Financial Center, S.B. Employee                     599,314(1)               8.0%
                      Stock Ownership Plan ("ESOP")
                      1695 Larkin Avenue
                      Elgin, Illinois  60123

Common Stock          Elgin Financial Foundation                                554,921(2)               7.4%
                      1695 Larkin Avenue
                      Elgin, Illinois  60123

Common Stock          Wellington Management Co. LLP                             575,300(3)               8.0%
                      75 State Street
                      Boston, Massachusetts  02109

----------------------------
(1) Shares of Common Stock were acquired by the ESOP in the Bank's Conversion. The ESOP Committee administers the ESOP. Marine Midland Bank has been appointed as the trustee for the ESOP ("ESOP Trustee"). The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At March 5, 1999, 39,954 shares had been allocated under the ESOP and 559,360 shares remain unallocated. Under the ESOP, unallocated shares and allocated shares as to which voting instructions are not given by participants are to be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
 (2) Elgin Financial Foundation (the "Foundation") was established and funded by the Company in connection with the Bank's Conversion with an amount of the Company's Common Stock equal to 8.0% of the total amount of Common Stock sold in the Conversion. The Foundation is a Delaware non-stock corporation and is dedicated to charitable purposes within the communities in which the Bank operates. The Foundation is governed by a board of directors with 9 members, all of whom are directors of the Company and the Bank. Pursuant to the terms of the contribution of Common Stock, all shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by shareholders of the Company.
(3)    Wellington Management Co., LLP is an investment adviser registered under
       Section 203 of the Investment Advisers Act of 1940, and in its capacity as investment adviser, may be deemed to beneficially own 575,300 shares of EFC Bancorp, Inc. stock which are held of record by clients of Wellington Management Co. This information was disclosed in a Schedule 13G filed with the SEC on December 31, 1998.


INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

       Certain officers, employees and non-employee directors of the Company and Bank have been granted awards under the EFC Bancorp, Inc. 1998 Stock-Based Incentive Plan, amendments to which are being presented for ratification in Proposal 2.

                     PROPOSALS TO BE VOTED ON AT THE MEETING

                        PROPOSAL 1. ELECTION OF DIRECTORS

       Pursuant to its Bylaws, the number of directors of the Company is set at nine (9) unless otherwise designated by the Board of Directors. Each of the nine members of the Board of Directors also presently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with a term of office of only one of the three classes expiring each year. Directors serve until their successors are elected and qualified.

       The three nominees proposed for election at the Annual Meeting are Leo M. Flanagan, Jr., Peter A. Traeger and James A. Alpeter. Messrs. Flanagan and Traeger have been directors of the Company since its inception. However, Mr. Alpeter was elected as a director in March 1999 to fill the vacancy created by the resignation of Scott H. Budd. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

       In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE DIRECTORS IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

       The following table sets forth, as of the Record Date, the names of the nominees, continuing directors and the Named Executive Officers, as defined below, as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Bank, and the year in which their terms (or in the case of nominees, their proposed terms) as director of the Company expire. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director, each Named Executive Officer and all directors and executive officers as a group as of the Record Date.


        NAME AND PRINCIPAL                               EXPIRATION        SHARES OF COMMON          OWNERSHIP
       OCCUPATION AT PRESENT                 DIRECTOR    OF TERM AS       STOCK BENEFICIALLY       AS A PERCENT
    AND FOR THE PAST FIVE YEARS       AGE    SINCE(1)     DIRECTOR             OWNED(2)              OF CLASS
   -----------------------------      ---    --------    ----------           ----------            ---------

NOMINEES:
LEO M. FLANAGAN, JR.,                 56       1980          1999              45,353(4)(6)             *
  Director and Vice Chairman of
  the Boards of Directors of the Bank
  and the Company. Mr. Flanagan is a
  partner in the law firm of Brittain
  & Ketcham, P.C., located in Elgin,
  Illinois. Brittain & Ketcham, P.C.,
  serves as the Company's and Bank's
  legal counsel.

PETER A. TRAEGER                      40       1994          1999              34,000(3)(5)             *
  President and Chief Executive
  Officer of Artistic Carton Company,
  a manufacturer of recycled
  paperboard and folding cartons.

JAMES A. ALPETER                      58       1999          1999                   500                 *
  Owner and President of Andrews
  Packaging Company, a company which
  distributes industrial packaging
  products.

CONTINUING DIRECTORS:

JOHN J. BRITTAIN                      68       1962          2000              67,248(4)(6)             *
  Director and Chairman of the
  Boards of Directors of the Bank
  and the Company.  Mr. Brittain
  is a partner in the law firm of
  Brittain & Ketcham, P.C., which
  serves as the Company's and
  Bank's legal counsel.

BARRETT J. O'CONNOR                   58       1984          2000              61,761(4)(6)              *
  Director, President and Chief
  Executive Officer of the Bank
  and the Company.

JAMES J. KOVAC                        49       1986          2001              83,691(4)(6)           1.18%
  Director, Senior Vice President
  and Chief Financial Officer of
  the Bank and the Company.


        NAME AND PRINCIPAL                               EXPIRATION        SHARES OF COMMON          OWNERSHIP
       OCCUPATION AT PRESENT                 DIRECTOR    OF TERM AS       STOCK BENEFICIALLY       AS A PERCENT
    AND FOR THE PAST FIVE YEARS       AGE    SINCE(1)     DIRECTOR             OWNED(2)              OF CLASS
   -----------------------------      ---    --------    ----------           ----------            ---------
VINCENT C. NORTON                     65       1974           2001             53,085(4)(6)            *
   Director of the Bank and the
   Company and Vice President-
   Loan Originations of the Bank.

RALPH W. HELM, JR.,                   66       1991           2001             60,200(3)(5)            *
   President of Ralph Helm Inc.,
   a retail seller and servicer
   of outdoor power equipment.

THOMAS I. ANDERSON                    62       1986           2000             44,000(3)(5)            *
   President of W.J. Dennis &
   Company, a packager and
   distributor of weather stripping
   and related products.

NAMED EXECUTIVE OFFICER:
(WHO IS NOT A DIRECTOR)

JAMES R. SCHNEFF                      47        --           --                34,790(4)(6)             *
   Vice President and Chief
   Lending Officer of the Bank

All directors and executive officers
as a group (13 persons)............   --        --           --               581,590(7)                8.17%


*  Does not exceed 1.0% of the Company's voting securities.
(1)    Includes years of service as a director of the Bank.
(2) Each person effectively exercises sole (or shares with spouse or other immediate family members) voting or dispositive power as to shares reported.
(3) Includes 14,000 shares awarded under the EFC Bancorp, Inc. 1998 Stock-Based Incentive Plan (the "Incentive Plan"). Such awards commence vesting at a rate of 20% per year beginning October 27, 1999 but will vest immediately upon death, disability, change in control and, in the discretion of the Board, upon retirement. See "Director's Compensation - Incentive Plan." Each participant presently has voting power as to the shares awarded.
(4)    Includes 37,000, 37,000, 40,000, 18,500, 18,500 and 11,000 shares awarded to Messrs. O'Connor, Kovac, Brittain, Norton, Flanagan and Schneff, respectively, under the Incentive Plan. Such awards commence vesting at a rate of 20% per year beginning October 27, 1999 but will vest immediately upon death, disability, change in control and, in the discretion of the Board, upon retirement. See "Executive Compensation - Incentive Plan." Each participant presently has voting power as to the shares awarded.
(5) Excludes 22,500 unexercisable options granted under the Incentive Plan. Shares subject to options granted under the Incentive Plan vest at a rate of 20% per year commencing on October 27, 1999 but will vest immediately upon death, disability, change in control and, in the discretion of the Board, upon retirement. See "Director's Compensation - Incentive Plan."
(6)    Excludes 100,000, 80,000, 75,000, 30,000, 50,000 and 30,000 unexercisable options granted to Messrs. O'Connor, Kovac, Brittain, Norton, Flanagan and Schneff, respectively, under the Incentive Plan. Shares subject to options granted under the Incentive Plan vest at a rate of 20% per year commencing on October 27, 1999 but will vest immediately upon death, disability, change in control and, in the discretion of the Board, upon retirement. See "Executive Compensation - Incentive Plan."
(7) Includes a total of 228,000 shares awarded under the Incentive Plan as to which voting may be directed. Excludes a total of 512,500 shares subject to unexercisable options granted under the Incentive Plan.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors meets at least on a quarterly basis and may have additional meetings as needed. During 1998, the Board of Directors of the Company held 7 regular meetings. All of the directors of the Company attended at least 75% in the aggregate of the total number of the Company's board meetings held and committee meetings on which such directors served during 1998. The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

         AUDIT COMMITTEE. The Audit Committee of the Company consists of Messrs. Anderson, Helm, Traeger and Alpeter. The purpose of the Audit and Compliance Committee is to review the Company's audit reports and management's actions regarding the implementation of audit findings and to review compliance with all relevant laws and regulations. This Committee is also responsible for making recommendations to the full Board of Directors regarding the selection of the independent auditor. The committee met 2 times in 1998.

         COMPENSATION COMMITTEE. The Compensation Committee consists of Messrs. Anderson, Helm and Traeger. This Committee is responsible for making recommendations to the full Board of Directors on all matters regarding compensation and fringe benefits. The committee met 4 times in 1998.

         NOMINATING COMMITTEE. The Company's Nominating Committee for the 1999 Annual Meeting consisted of Messrs. Anderson, Helm and Norton. The Nominating Committee considers and recommends the nominees for director to stand for election at the Company's Annual Meeting of Shareholders. The Company's Bylaws provide for shareholder nominations of directors. These provisions require such nominations to be made pursuant to timely written notice to the Secretary of the Company. The shareholders' notice of nominations must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act. See "Additional Information - Notice of Business to be Conducted at an Annual Meeting." The Nominating Committee met on February 24, 1999.

DIRECTORS' COMPENSATION

         FEE AGREEMENT. All directors of the Bank receive a fee of $2,000 for each regular and special Board meeting which they attend. All outside directors of the Bank receive a fee of $200 to $250 (depending on the committee) for each committee meeting attended, except that no fees are paid for attending a meeting of the Executive, Compensation or CRA Committees. All directors of the Company receive a $5,000 annual retainer, payable semi-annually.

         INCENTIVE PLAN. Under the Incentive Plan maintained by the Company, each member of the Board of Directors of the Company who is not an officer or employee of the Company or the Bank, with the exception of Mr. Alpeter, received non-statutory stock options to purchase 22,500 shares of Common Stock at an exercise price of $11.125, the fair market value of the Common Stock on October 27, 1998, the date the option was granted, and stock awards for 14,000 shares of Common

Stock (collectively, "Directors' Awards"). The Incentive Plan was approved by shareholders on October 27, 1998. The Directors' Awards initially granted under the Incentive Plan will vest over a five-year period, at a rate of 20% each year commencing on October 27, 1999, the first anniversary of the date of the grant. All Directors' Awards will vest immediately upon death or disability. The Board has recently amended and restated the Incentive Plan to provide for the acceleration of vesting upon a change in control of the Company or the Bank (as defined in the Incentive Plan) and, in the discretion of the Board, upon retirement (See Proposal 2). All options granted under the plan expire ten years following the date of grant. When share awards vest and are distributed, the recipients will also receive an amount equal to accumulated cash and stock dividends (if any) with respect thereto, plus earnings thereon.

         ADVISORY DIRECTORS. The Bank maintains a Board of Advisory Directors which consists of former Directors of the Bank. Pursuant to the Bank's bylaws, Directors must retire in the year they reach age 70 and any Director who retires because of such age limitation is eligible to be appointed as an Advisory Director. Advisory Directors have no vote and receive meeting fees as determined by resolution of the Directors of the Bank, currently $1,000 for each Board meeting attended.

EXECUTIVE COMPENSATION

         THE REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR THE EXCHANGE ACT, EXCEPT AS TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's chief executive officer and the other executive officers of the Company. The disclosure requirements for these executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

         COMPENSATION POLICIES. The policies and objectives of the Compensation Committee are designed to assist the Company in attracting and retaining qualified executives, to recognize individual contributions toward achieving strategic business initiatives and reward them for their achievement and to closely align the financial interests of the executive officers with those of its stockholders. In furtherance of these objectives, the Company and Bank maintain a compensation program for executive officers which consists of both cash and equity based compensation.

         The Compensation Committee, all of whom are independent board members, determine the compensation for the Chairman of the Board, Chief Executive Officer and Chief Financial Officer, generally based upon a review of their performance during the prior year and competitive data for that position. For compensation of executive officers, other than themselves, the Chief Executive

Officer and the Chief Financial Officer make recommendations to the Compensation Committee for the compensation of all executive officers of Elgin Financial Savings Bank. In this process, the officers are evaluated as to their performance during the year and compared to the Bank's performance, thrift industry compensation surveys and comparable positions at other thrift institutions. The Compensation Committee generally follows management's recommendations.

         The compensation package available to executive officers is composed of the following components:

         (i)   Base Salary;
         (ii)  Annual Cash Incentive Awards; and
         (iii) Long Term Incentive Compensation, including Option and Stock Awards.

         BASE SALARIES. The salary levels are intended to be consistent and competitive with the practices of other comparable financial institutions and each executive's level of responsibility. The Compensation Committee utilized the "1998 America's Community Bankers Compensation Survey" in determining the compensation paid to executive officers performing similar duties for depository institutions and their holding companies with particular focus on the level of compensation paid by comparable institutions in the $300 million to $500 million asset size in the East North Central Region which includes Illinois, Indiana, Michigan, Ohio and Wisconsin.

         Although the Compensation Committee's recommendations are discretionary and no specific formula is used for decision making, salary increases are aimed at reflecting the overall performance of the Company and the performance of the individual executive officer.

         ANNUAL CASH INCENTIVE AWARDS. As discussed under "Base Salaries," cash incentive awards are intended to be consistent with comparative practices of other comparable financial institutions and each executive officer's level of responsibility, as reported in the "1998 America's Community Bankers Compensation Survey." Such awards are based on the Committee's subjective determinations of the executive officer's performance during the year.

         LONG TERM INCENTIVE COMPENSATION. The Company maintains the Incentive Plan under which executive officers may receive grants and awards of Common Stock and options to purchase Common Stock of the Company. The Compensation Committee believes that stock ownership is a significant incentive in building shareholder value and aligning the interests of employees with shareholders. As approved by the Company's shareholders on October 27, 1998, all the executive officers received grants and awards of Common Stock options to purchase Common Stock which have vesting periods of 20% per year beginning October 27, 1999. The exercise price of options granted was the market value of the Common Stock on the date of shareholder approval. The value of this component of compensation increases as the Common Stock of the Company appreciates in value. The specific grants and awards for certain named executive officers are reflected in the Summary Compensation Table.

         CHIEF EXECUTIVE COMPENSATION. The base salary of Barrett J. O'Connor as the Chief Executive Officer was increased by the Compensation Committee in fiscal year 1998 by $30,000 to $165,000 in order to bring his salary in line with similar-sized public thrifts in Illinois as reported by the "SNL Executive Compensation Review." The Compensation Committee authorized a 1998 cash incentive award to Barrett J. O'Connor in the amount of 21% of his 1998 base salary.

                                              COMPENSATION COMMITTEE

                                                Thomas I. Anderson
                                                Ralph W. Helm, Jr.
                                                 Peter A. Traeger

         STOCK PERFORMANCE GRAPH. The following graph shows a comparison of shareholder return on the Company's Common Stock based on the market price of Common Stock assuming the reinvestment of dividends, with the cumulative total returns for the companies on the American Stock Exchange Index and the SNL Thrift Index for the period beginning on April 6, 1998, the day the Company's Common Stock began trading, through December 31, 1998. The graph was derived from a limited period of time and, as a result, may not be indicative of possible future performance of the Company's Common Stock. The data was supplied by SNL Securities, Inc., a data service provider for publicly traded financial institutions.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
               AMERICAN STOCK EXCHANGE INDEX AND SNL THRIFT INDEX




                               [GRAPHIC OMITTED]




                                     Summary



                       4/6/98         5/31/98       6/30/98       9/30/98      12/31/98
EFC Bancorp, Inc.        100            95            94             71           74
AMEX Market Index        100            101           103            93           107
SNL Thrift Index         100            97            94             73           80

Notes:

A. The lines represent annual index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day. C. If the monthly interval, based on the fiscal year-end is not a trading day, the preceding trading day is used.
D.   The index level for all series was set to $100.00 on 4/6/98.

    SUMMARY COMPENSATION TABLE. The following table shows, for the years ended December 31, 1998, 1997 and 1996, the cash compensation paid, as well as certain other compensation paid or accrued for that year to the Chief Executive Officer of the Company and the Bank and four other executive officers of the Company and the Bank who earned and/or received salary and bonus in excess of $100,000 in 1998 ("Named Executive Officers").


                                                                               LONG-TERM COMPENSATION
                                                                             ----------------------------
                                               ANNUAL COMPENSATION(1)              AWARDS         PAYOUTS
                                         ----------------------------------
                                                                 OTHER     RESTRICTED SECURITIES
                                                                ANNUAL       STOCK    UNDERLYING   LTIP     ALL OTHER
      NAME AND PRINCIPAL                   SALARY    BONUS   COMPENSATION    AWARDS     OPTIONS   PAYOUTS  COMPENSATION
           POSITIONS              YEAR      ($)       ($)       ($)(2)       ($)(3)     (#)(4)    ($)(5)      ($)(6)
------------------------------ -------- -------------------------------------------- ----------------------------------

Barrett J. O'Connor               1998     $200,000  $35,000      --        $411,625    100,000      --      $    --
  President and Chief             1997      162,500   33,000      --           --         --         --        9,500
  Executive Officer of the        1996      150,500   30,000      --           --         --         --        9,500
  Company and the Bank

James J. Kovac                    1998     $170,000  $40,000      --        $411,625    80,000       --      $    --
  Senior Vice President and       1997      143,500   35,000      --           --         --         --        9,500
  Chief Financial Officer of      1996      133,000   25,000      --           --         --         --        9,500
  the Company and the Bank

John J. Brittain                  1998     $141,000  $25,000                $445,000    75,000       --      $    --
  Chairman of the Board of        1997      126,000   22,000      --           --         --         --        9,500
  the Company and the Bank        1996      118,000   20,000      --           --         --         --        8,271


Vincent C. Norton                 1998     $105,000  $18,000      --        $205,813    30,000       --      $    --
  Vice President-Loan             1997       96,000   16,000      --           --         --         --        6,600
  Originations of the Bank        1996       91,000   16,000      --           --         --         --        5,790

James R. Schneff                  1998      $80,000  $24,000      --        $122,375    30,000      --       $    --
  Vice President - Chief          1997       73,500   17,500      --           --         --        --         7,350
  Lending Officer                 1996       70,000   18,000      --           --         --        --         6,433

-------------------------------------
(1) Under Annual Compensation, the column titled "Salary" includes directors' fees and amounts deferred by the Named Executive Officer pursuant to the Bank's 401(k) Plan.
(2) For 1998, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.
     For 1997 and 1996, the Bank had no restricted stock or stock related plans in existence.
(3)  Includes stock awards of 37,000, 37,000, 40,000, 18,500 and 11,000 shares granted to Messrs. O'Connor, Kovac, Brittain, Norton and Schneff, respectively, under the Incentive Plan. The awards will vest in five equal annual installments commencing on October 27, 1999, the first anniversary of the effective date of the award. When shares become vested and are distributed, the recipients will also receive an amount equal to accumulated cash and stock dividends (if any) with respect thereto plus earnings thereon. As of December 31, 1998, the market value of the shares held by Messrs. O'Connor, Kovac, Brittain, Norton and Schneff was $402,375, $402,375, $435,000, $201,188 and $119,625, respectively. The dollar amounts set forth in the table represents the market value of the shares awarded on the date of grant.
(4) Includes stock options granted to Messrs. O'Connor, Kovac, Brittain, Norton and Schneff pursuant to the Incentive Plan during 1998. See "Option Grants in Last Fiscal Year" table for discussion of options granted under the Incentive Plan.
(5) For 1998, 1997 and 1996, there were no payouts or awards under any long-term incentive plan.
(6) Other Compensation includes the Bank's matching contribution under the Bank's 401(k) Plan.

COMPENSATION ARRANGEMENTS

         EMPLOYMENT AGREEMENTS. The Bank and the Company have entered into employment agreements with Messrs. O'Connor and Kovac (individually, the "Executive") (collectively, the "Employment Agreements") which became effective as of April 3, 1998. The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Messrs. O'Connor and Kovac.

         The Employment Agreements provide for three-year terms for each Executive. The term of the Employment Agreements are extended on a daily basis unless written notice of non-renewal is given by the Board of Directors or the Executive. The Employment Agreements provide that the Executive's base salary will be reviewed annually. The current base salaries effective for such Employment Agreements for Messrs. O'Connor and Kovac are $173,000 and $142,000, respectively. In addition to base salary, the Employment Agreements provide for, among other things, participation in stock-based compensation programs and other fringe benefits available to executive personnel. The Employment Agreements provide for termination by the Bank or the Company for cause, as described in the Employment Agreements, at any time. In the event the Bank or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities;
(iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) a reduction in the benefits and perquisites being provided to the Executive in the Employment Agreement; (v) liquidation or dissolution of the Bank or the Company; or (vi) a breach of the Employment Agreement by the Bank or the Company, the Executive or, in the event of death, the Executive's beneficiary, would be entitled to receive an amount generally equal to the remaining base salary and bonus payments that would have been paid to the Executive during the remaining term of the Employment Agreement. In addition, the Executive would receive a payment attributable to the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the Employment Agreements, together with the value of any stock-based incentives awarded to the Executive. The Bank and the Company would also continue and pay for the Executive's life, health, dental and disability coverage for the remaining term of the Employment Agreement. Upon any termination of the Executive, the Executive is subject to a one year non-competition agreement.

         Under the Company Employment Agreements, if involuntary termination or voluntary termination subsequent to a constructive involuntary termination follows a change in control of the Bank or the Company, the Executive or, in the event of the Executive's death, the Executive's beneficiary, would be entitled to a severance payment equal to the greater of: (i) Base Salary and bonuses that would have been paid to the Executive for the remaining terms of the agreement, plus the value of any stock-based incentives awarded to the Executive; or (ii) three times Executive's annual compensation for the most recently completed year. Under the Bank Employment Agreements, if involuntary termination or voluntary termination subsequent to a constructive involuntary termination follows a change in control of the Bank or the Company, the Executive or, in the event of the Executive's death, the Executive's beneficiary, would be entitled to a severance payment equal to the greater of:
(i) the payments due for the remaining terms of the agreement, including the value of any stock-based incentives awarded to the Executive; or (ii) three times the average of the five preceding taxable years' annual compensation. Under the Agreements, "annual compensation" includes all taxable income paid by the employer, including but not limited to, base salary, commissions and bonuses, as well as contributions on the Executive's behalf to any benefit plan. The Bank and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months. Notwithstanding that both the Bank and Company Employment Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

         Payments to the Executive under the Bank's Employment Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's Employment Agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under Illinois and Delaware law, respectively. In the event of a change in control of the Bank or the Company, based solely on three times 1998 base salary and bonus as reported in the Summary Compensation Table, and excluding any additional amounts that may be included in "annual compensation" as defined in the Agreements, Messrs. O'Connor and Kovac would receive approximately $600,000 and $525,000, respectively in severance payments, in addition to other cash and noncash benefits available under the Agreements.

         CHANGE IN CONTROL AGREEMENTS. The Bank has entered into three-year Change in Control Agreements with Messrs. Brittain and Flanagan and four other officers of the Bank, none of whom are covered by employment contracts. The Company has entered into three-year Change in Control Agreements with Mr. Brittain and Mr. Flanagan. The Change in Control Agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors. The Change in Control Agreements provide that in the event that involuntary termination or voluntary termination subsequent to a constructive involuntary termination follows a change in control of the Company or the Bank, the officer would be entitled to receive a severance payment equal to three times the officer's average annual compensation for the five most recent taxable years. The Bank and the Company Change in Control Agreements also provide that the Executive's life, medical and disability insurance shall be continued for thirty-six months following termination. In the event of a change in control of the Company or the Bank, based solely on three times 1998 base salary and bonus as reported in the Summary Compensation Table, and excluding any additional amounts that may be included in "annual compensation" as defined in the Agreements, Messrs. Brittain, Flanagan and the four other officers of the Bank would receive approximately $393,000, $114,000 and $1.1 million, respectively in severance payments, in addition to other cash and noncash benefits available under the Agreements.

         INCENTIVE PLAN. The Company maintains the Incentive Plan, which provides discretionary awards of options to purchase Common Stock, option-related awards and awards of Common Stock (collectively, "Awards") to officers, directors and employees as determined by the Board of Directors. Awards of Common Stock to officers, directors and employees is provided under "Restricted Stock Awards" in the "Summary Compensation Table." The following table lists all grants of options under the Incentive Plan to the Named Executive Officers for 1998 and contains certain information about potential value of those options based upon certain assumptions as to the appreciation of the Company's stock over the life of the option.

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF
                                                                                               STOCK PRICE
                                                                                             APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                             OPTIONS(1)
--------------------------------------------------------------------------------------   ------------------------
                              NUMBER OF
                              SECURITIES      % OF TOTAL
                              UNDERLYING     OPTIONS/SARS     EXERCISE OR
                               OPTIONS/       GRANTED TO      BASE PRICE
                             SARS GRANTED    EMPLOYEES IN        PER       EXPIRATION
          NAME              (#)(2)(3)(4)(5)  FISCAL YEAR(6)     SHARE        DATE(7)         5%           10%
-------------------------   --------------   -------------    ----------   -----------   ----------   -----------

Barrett J. O'Connor                100,000              13.77% $11.125      10/27/08       $699,645    $1,773,038
James J. Kovac                      80,000              11.01   11.125      10/27/08        559,716     1,418,431
John J. Brittain                    75,000              10.32   11.125      10/27/08        524,734     1,329,779
Vincent C. Norton                   30,000               4.13   11.125      10/27/08        209,894       531,912
James R. Schneff                    30,000               4.13   11.125      10/27/08        207,894       531,912

--------------------------------
(1) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be realized.
(2) Options granted pursuant to the Incentive Plan are exercisable in five equal annual installments commencing on October 27, 1999, provided, however, options will be immediately exercisable in the event the optionee terminates employment due to death, disability, change in control and, in the discretion of the Board, upon retirement.
(3)    The purchase price may be made in whole or in part in cash or Common
       Stock.
(4) Options include limited rights (SARs) pursuant to which the options may be exercised in the event of a change in control of the Company. Upon the exercise of a limited right, the optionee would receive a cash payment equal to the difference between the exercise price of the related option on the date of grant and the fair market value of the underlying shares of Common Stock on the date the limited right is exercised.
(5) All options are intended to be Incentive Stock Options to the extent permissible under Section 422 of the Code.
(6)    Includes options granted to officers, directors and employees.
(7)    The option term is ten years.

         The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock.

                                         FISCAL YEAR-END OPTION/SAR VALUE



                                                                             VALUE OF
                                            NUMBER                         UNEXERCISED
                                        OF SECURITIES                      IN-THE-MONEY
                                    UNDERLYING UNEXERCISED                 OPTIONS/SARS
                                         OPTIONS/SARS                    AT FISCAL YEAR-
                                   AT FISCAL YEAR-END(#)(1)                END($)(2)(3)
                                ---------------------------------  ------------------------------
     NAME                          EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
-----------------------         ---------------   ---------------  --------------   -------------
Barrett J. O'Connor                   0                 100,000        0                       0
James J. Kovac                        0                  80,000        0                       0
John J. Brittain                      0                  75,000        0                       0
Vincent C. Norton                     0                  30,000        0                       0
James R. Schneff                      0                  30,000        0                       0

         ------------------------------------
(1)  The options in this table have an exercise price of $11.125.
(2)  The price of the Common Stock on December 31, 1998 was $10.875.
(3) Based on the market value of the underlying Common Stock at fiscal year end, minus the exercise price.

         MANAGEMENT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Bank currently maintains a Management Supplemental Executive Retirement Plan ("Management SERP") to provide certain officers and highly compensated employees, designated by the Board of Directors, with additional retirement benefits. The Management SERP benefit is intended to make up benefits lost under the ESOP allocation procedures to participants who retire prior to the complete repayment of the ESOP loan. At the retirement of a participant, the benefits under the SERP are determined by first: (i) projecting the number of shares that would have been allocated to the participant under the ESOP if they had been employed throughout the period of the ESOP loan (measured from the participant's first date of ESOP participation); and (ii) reducing the number determined by (i) above by the number of shares actually allocated to the Participant's account under the ESOP; and second, by multiplying the number of shares that represent the difference between such figures by the average fair market value of the Common Stock over the preceding five years. Benefits under the Management SERP vest in 20% annual increments over a five-year period commencing as of the date of a Participant's participation in the Management SERP. The vested portion of the Management SERP Participant's benefits are payable upon the retirement of the Participant upon or after the attainment of age 65.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Bank maintains a Supplemental Executive Retirement Plan ("SERP") to provide a select group of employees, designated by the Board of Directors, with additional retirement benefits. The benefits provided under the SERP will make up the benefits lost to SERP participants due to the application of limitations imposed by the Code on compensation and maximum benefits applicable to the Bank's 401(k) Plan and ESOP. Benefits will be provided under the SERP at the same time and in the same manner as the related benefits will be provided under the 401(k) Plan and ESOP.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The Bank offers directors, officers and full-time employees of the Bank who satisfy certain criteria and the general underwriting standards of the Bank, adjustable-rate mortgage loans with interest rates which may be up to 1% below the rates offered to the Bank's other customers, the Employee Mortgage Rate ("EMR"). The EMR is limited to the purchase or refinance of a director's, officer's or employee's owner-occupied primary residence. Loan application fees are waived for all EMR loans. The EMR normally ceases upon termination of employment. Upon termination of the EMR, the interest rate reverts to the contract rate in effect at the time that the loan was originated. All other terms and conditions contained in the original mortgage and note continue to remain in effect. With the exception of EMR loans, the Bank currently makes loans to its executive officers, directors and employees on the same terms and conditions offered to the general public. Loans made by the Bank to its directors and executive officers are made in the ordinary course of business, on substantially the same terms (except for EMR loans), including collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Set forth below is certain information with respect to various loans made by the Bank to executive officers or directors of the Bank or the Company and their affiliates which in the aggregate exceeded $60,000 at any time since January 1, 1998, plus any additional indebtedness of such persons to the Bank.


                                                             LARGEST
                                                              AMOUNT
                                                           OUTSTANDING   BALANCE       INTEREST
                                                 MATURITY      SINCE      AS OF       RATE AS OF
                                       DATE      DATE       JANUARY 1,  FEBRUARY 28,  FEBRUARY 28,         TYPE OF
       NAME            POSITION       OF LOAN    OF LOAN      1998        1999           1999              LOAN
------------------  ---------------   -------   ---------  ----------   -----------   ------------   -------------------

Anderson, Thomas    Director          02/20/98  03/01/13     $215,700      $203,353       5.65       First mortgage loan(1)
Brittain, John      Chairman          02/03/98  03/01/03      115,000        92,827       5.75       First mortgage loan(1)
Brittain, John      Chairman          01/13/98  01/13/08       34,400        34,400       7.25       Home equity loan
Brittain and        Affiliate         06/15/98  06/15/99           --            --       7.25       Commercial line of
Ketcham                                                                                              credit
Brittain Oil        Affiliate         01/05/98  01/05/99       52,987        43,000       7.75       Commercial line of
Express                                                                                              credit
Flanagan, Leo       Vice Chairman     03/09/98  04/01/13      160,000       151,935       5.75       First mortgage loan(1)
Flanagan, Leo       Vice Chairman     06/17/94  06/17/99       38,953        38,750       7.25       Home equity loan
Gosse, Jerry        Compliance Off.   03/20/97  03/01/27      140,000       136,667       5.75       First mortgage loan(1)
Gosse, Jerry        Compliance Off.   04/04/97  04/01/02       27,200        26,080       7.25       Home equity loan
Helm, Ralph         Director          10/09/98  10/01/99      259,038       259,038       7.50       Construction loan
Helm, Ralph         Director          12/16/93  12/01/23      110,800        94,650       7.27       First mortgage loan
Helm, Ralph         Director          02/16/98  04/01/18      225,000       218,928       7.75       First mortgage loan
Norton, Vincent     Vice Pres./       02/02/98  03/01/13      114,000       108,625       5.50       First mortgage loan(1)
                    Director
O'Connor, Barrett   C.E.O./           02/20/98  03/01/13      144,000       138,185       5.50       First mortgage loan(1)
                    Director
Schneff, James      Vice President    03/23/98  04/01/18      140,000       136,194       5.90       First mortgage loan(1)
Schneff, James      Vice President    02/16/95  02/16/00       25,000        24,301       7.25       Home equity loan
Schneff, James      Vice President    03/07/96  03/01/01       17,000         9,178       9.00       Auto loan
Traeger, Peter      Director          09/30/96  09/01/26      300,000       287,335       5.50       First mortgage loan(1)

-------------------------
(1) Loan is made with preferential terms.


       John J. Brittain and Leo M. Flanagan, Jr. are partners in the law firm of Brittain & Ketcham, P.C. (the "firm"), which acts as counsel to the Company and the Bank. During 1998, the Company and the Bank made payments to the firm for legal services totaling $71,096.


              PROPOSAL 2. RATIFICATION OF THE AMENDED AND RESTATED
                  EFC BANCORP, INC. STOCK-BASED INCENTIVE PLAN

         The Company's Board adopted the Amended and Restated EFC Bancorp, Inc. Stock-Based Incentive Plan ("Plan") on February 9, 1999, effective April 9, 1999 and is presenting it for ratification by the Company's stockholders at the Annual Meeting. The Plan amends and restates the EFC Bancorp, Inc. 1998 Stock-Based Incentive Plan, which was effective October 27, 1998. The Board determined it was in the best interest of the Company and Bank to amend and restate the Plan to, among other things, eliminate provisions no longer necessary or required, provide for the acceleration of the vesting of awards and stock options in the event of a change in control of the Company or the Bank or upon the retirement of a participant unless the Committee determines otherwise, and to make certain technical amendments. Due to the amendments that have been made to the Plan, the Company is presenting the Plan to the stockholders for stockholder ratification. At March 5, 1999, options covering 726,500 shares of the Company's Common Stock had been granted and 22,643 shares (other than shares that might in the future be returned to the Plan as a result of cancellation or expiration of Options) remained available to satisfy Options granted in the future under the Plan.

         The following is a summary of the material terms of the Plan which is qualified in its entirety by the complete provisions of the Plan attached hereto as Appendix A.

GENERAL

         The Plan authorizes the granting of options to purchase Common Stock and awards of Common Stock (collectively, "Awards"). Subject to certain adjustments to the Awards, as specified in Section 14 of the Plan, to prevent dilution, diminution or enlargement of the rights of the participant, the maximum number of shares currently available for Awards under the Plan is 1,048,800 shares. The maximum number of shares currently reserved for purchase pursuant to the exercise of options which may be granted under the Plan is 749,143 shares. The maximum number of shares currently reserved for the award of shares of Common Stock ("Stock Awards") is 299,657 shares. At March 5, 1999, 726,500 options had been granted to participants and Stock Awards for 285,600 shares of stock had been granted to participants pursuant to the Plan. All officers, other employees and non-employee directors, including advisory directors of the Company and its affiliates are eligible to receive Awards under the Plan. The Plan is administered by a committee (the "Committee"). Authorized but unissued shares or shares previously issued and reacquired by the Company may be used to satisfy Awards under the Plan.

         The Plan authorizes the grant of awards in the form of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code (options which afford tax benefits to the recipients upon compliance with certain conditions and which do not result in tax deductions to the Company), referred to as "Incentive Stock Options" or "ISOs"; (ii) options that do not so qualify (options which do not afford income tax benefits to recipients, but which may provide tax deductions to the Company), referred to as "Non-statutory Stock Options" or "NSOs"; and (iii) Stock Awards, which provide a grant of Common Stock that may vest over time.

OPTIONS

         The Committee has the discretion to award Incentive Stock Options or Non-statutory Options to employees, while only Non-statutory Stock Options may be awarded to non-employee directors. Pursuant to the Incentive Plan, the Committee has the authority to determine the date or dates on which each stock option will become exercisable. In order to qualify as Incentive Stock Options under Section 422 of the Code, the exercise price must not be less than 100% of the fair market value on the date of the grant. Incentive Stock Options granted to any person who is the beneficial owner of more than 10% of the outstanding voting stock may be exercised only for a period of five years from the date of grant and the exercise price must be at least equal to 110% of the fair market value of the underlying Common Stock on the date of the grant. The exercise price may be paid in cash or in Common Stock at the discretion of the Committee. See "Payment Alternatives" and "Method of Option Exercise."

         TERMINATION OF EMPLOYMENT OR SERVICE. Unless otherwise determined by the Committee, upon termination of a participant's service for any reason other than death, disability or termination for cause, the vested Incentive Stock Options and Non-statutory Stock Options shall be exercisable for a period of three months following termination. The Committee, in its discretion, may determine the time frame in which options may be exercised and may redesignate Incentive Stock Options as Non-statutory Stock Options. In the event of termination for cause, all rights under any Stock Options granted shall expire immediately upon termination. Notwithstanding the foregoing, the Plan now provides that in the event of a change in control of the Company or the Bank, as well as the case of death or disability, options will become fully vested and shall be exercisable for up to one year thereafter; provided that Incentive Stock Options not exercised within three months following a change in control shall be redesignated as Non-statutory Stock Options. The Committee has the discretion to permit the acceleration of the vesting of Options following the retirement of a Participant as well. Following the retirement of a Participant, such participant would have to exercise his options within one year; provided that Incentive Stock Options not exercised within three months following a change in control shall be redesignated as Non-statutory Stock Options.

         STOCK AWARDS. The Plan also authorizes the granting of Stock Awards to employees and directors. The Committee has the authority to determine the dates on which Stock Awards granted will vest. The Plan now provides that all Stock Award grants immediately vest upon termination of employment following a change in control of the Company or the Bank, as well as following death or disability. In addition, the Committee has the discretion to permit Stock Awards to vest immediately following the termination of service of a participant due to Retirement. Under the Plan, the vesting of Stock Awards may also be made contingent upon the attainment of certain performance goals by the Company, Bank or grantee, which performance goals, if any, would be established by the Committee.

         Stock Awards are generally nontransferable and nonassignable as provided in the Plan. The Committee has the power, under the Plan, to permit transfers. When Plan shares are distributed in accordance with the Plan, the recipients will also receive amounts equal to accumulated cash and stock dividends (if any) with respect thereto plus earnings thereon minus any required tax withholding amounts. Prior to vesting, recipients of Stock Awards may direct the voting of shares of Common Stock granted to them and held in the trust. Shares of Common Stock held by the Plan trust which have not been allocated or for which voting has not been directed are voted by the trustee in the same proportion as the awarded shares are voted in accordance with the directions given by all recipients of Stock Awards.

TAX TREATMENT

         OPTIONS. An optionee will generally not be deemed to have recognized taxable income upon grant or exercise of any Incentive Stock Option, provided that shares transferred in connection with the exercise are not disposed of by the optionee for at least one year after the date the shares are transferred in connection with the exercise of the option and two years after the date of grant of the options. If the holding periods are satisfied, upon disposal of the shares, the aggregate difference between the per share option exercise price and the fair market value of the Common Stock is recognized as income taxable at long-term capital gains rates. No compensation deduction may be taken by the Company as a result of the grant or exercise of Incentive Stock Options, assuming those holding periods are met.

         In the case of the exercise of a Non-statutory Stock Option, an optionee will be deemed to have received ordinary income upon exercise of the stock option in an amount equal to the aggregate amount by which the per share exercise price is exceeded by the fair market value of the Common Stock. In the event shares received through the exercise of an Incentive Stock Option are disposed of prior to the satisfaction of the holding periods (a "disqualifying disposition"), the exercise of the option will be treated as the exercise of a Non-statutory Stock Option, except that the optionee will recognize the ordinary income for the year in which the disqualifying disposition occurs. The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a Non-statutory Stock Option or due to a disqualifying disposition will be a deductible expense of the Company for tax purposes.

         STOCK AWARDS. When shares of Common Stock, as Stock Awards, are distributed, the recipient is deemed to receive ordinary income equal to the fair market value of such shares of the date of distribution plus any dividends and earnings on such shares (provided such date is more than six months after the date of grant) and the Company is permitted a commensurate compensation expense deduction for income tax purposes.

PAYMENT ALTERNATIVES

         The Committee has the sole discretion to determine what form of payment it shall use in distributing payments for all Awards. If the Committee requests any or all participants to make an election as to form of payment, it shall not be considered bound by the election. Any shares of Common Stock tendered in payment of an obligation arising under the Incentive Plan or applied to any tax withholding amounts shall be valued at the fair market value of the Common Stock. The Committee may use treasury stock, authorized but unissued stock or may direct the market purchase of shares of Common Stock to satisfy its obligations under the Plan.

METHOD OF OPTION EXERCISE

         The Committee also has the sole discretion to determine the form of payment for the exercise of an option. The Committee may indicate acceptable forms in the Award Agreement covering such options or may reserve its decision to the time of exercise. No Option is to be considered exercised until payment in full is accepted by the Committee.

AMENDMENT

         The Board of Directors may amend the Plan in any respect, at any time, provided that no amendment may affect the rights of an Award holder without his or her permission and provided that the exercise price of previously granted options may not be changed or modified without stockholder approval, unless as specified in Section 14 of the Plan, the change or modification is made to prevent dilution, diminution or enlargement of the rights of the Award holder.

ADJUSTMENTS

         In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, or in the event a capital distribution is made, the Company may make such adjustments to previously granted Awards, to prevent dilution, diminution or enlargement of the rights of the Award holder. All Awards under this Plan shall be binding upon any successors or assigns of the Company.

STOCKHOLDER VOTE

         Stockholders are being requested to ratify all amendments to the Plan. If stockholders fail to ratify Proposal 2, the Plan in the form attached hereto, will remain in full force and effect at the discretion of the Company's Board. The affirmative vote of a majority of the shares present at the Annual Meeting and eligible to be cast on this proposal is required to ratify the Plan, as amended.

         UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED "FOR" THE RATIFICATION OF THE AMENDED AND RESTATED EFC BANCORP, INC. STOCK-BASED INCENTIVE PLAN.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
RATIFICATION OF THE AMENDED AND RESTATED EFC BANCORP, INC. STOCK-
BASED INCENTIVE PLAN.

                 PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Company's independent auditors for the year ended December 31, 1998 were KPMG LLP. The Company's Board of Directors has reappointed KPMG LLP to continue as independent auditors for the Bank and the Company for the fiscal year ending December 31, 1999, subject to ratification of such appointment by the shareholders.

         Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

         UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT
AUDITORS OF THE COMPANY.

                             ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS

         Since no Annual Meeting of shareholders at which a proxy statement was distributed has been previously held, to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting of Shareholders, a shareholder proposal must be received by a reasonable time before the proxy solicitation for such Annual Meeting is made. Any such proposal will be subject to 17 C.F.R. ss. 240.14a-8 of the Rules and Regulations under the Exchange Act.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

         The Bylaws of the Company set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. Pursuant to the Bylaws, only business brought by or at the direction of the Board of Directors may be conducted at a Annual Meeting. The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an Annual Meeting. The shareholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; PROVIDED, HOWEVER, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to shareholders of the Annual Meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder's name and address, as they appear on the Company's record of shareholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to any Annual Meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

         The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

         Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

         A COPY OF THE FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD UPON WRITTEN REQUEST TO JERRY L. GOSSE, EFC BANCORP, INC., 1695 LARKIN AVENUE, ELGIN, ILLINOIS 60123.


                                  By Order of the Board of Directors


                                  /s/ Ursula Wilson
                                  Ursula Wilson
                                  Corporate Secretary

Elgin, Illinois
March 26, 1999

           YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
                 REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE
                     ACCOMPANYING PROXY CARD IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                                EFC BANCORP, INC.
                           STOCK-BASED INCENTIVE PLAN

         The Amended and Restated EFC Bancorp, Inc. Stock-Based Incentive Plan reflects certain amendments to the provisions of the EFC Bancorp, Inc. 1998 Stock-Based Incentive Plan, which was effective October 27, 1998.

1.       DEFINITIONS.

         (a) "Affiliate" means any "parent corporation" or "subsidiary corporation" of the Holding Company, as such terms are defined in Sections 424(e) and 424(f) of the Code.

         (b) "Award" means, individually or collectively, a grant under the Plan of Non-Statutory Stock Options, Incentive Stock Options, Stock Awards, Limited Option Rights, and Limited Stock Rights.

         (c) "Award Agreement" means an agreement evidencing and setting forth the terms of an Award.

         (d) "Bank" means Elgin Financial Savings Bank.

         (e) "Board of Directors" means the board of directors of the Holding Company.

         (f) "Change in Control" of the Holding Company or the Bank means an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; or (ii) results in a "change in control" of the Bank or the Holding Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R. ss. 303.4(a), with respect to the Bank, and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), with respect to the Holding Company; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding voting securities or right to acquire such securities except for any voting securities of the bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Holding Company or its Affiliates, or (B) individuals who constitute the Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity, or (D) a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed, or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company then outstanding.

         (g) "Code" means the Internal Revenue Code of 1986, as amended.

         (h) "Committee" means the committee designated by the Board of Directors, pursuant to Section 2 of the Plan, to administer the Plan.

         (i) "Common Stock" means the Common Stock of the Holding Company, par value, $.01 per share.

         (j) "Date of Grant" means the effective date of an Award.

         (k) "Disability" means any mental or physical condition with respect to which the Participant qualifies for and receives benefits for under a long-term disability plan of the Holding Company or an Affiliate, or in the absence of such a long-term disability plan or coverage under such a plan, "Disability" shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the Participant from fulfilling his duties or responsibilities to the Holding Company or an Affiliate.

         (l) "Effective Date" for the Plan means April 9, 1999.

         (m) "Employee" means any person employed by the Holding Company or an Affiliate. Directors who are employed by the Holding Company or an Affiliate shall be considered Employees under the Plan.

         (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (o) "Exercise Price" means the price at which a Participant may purchase a share of Common Stock pursuant to an Option.

         (p) "Fair Market Value" means the market price of Common Stock, determined by the Committee as follows:

                  (i) If the Common Stock was traded on the date in question on The Nasdaq Stock Market then the Fair Market Value shall be equal to the closing price reported for such date;

                  (ii) If the Common Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

                  (iii) If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

         Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in THE WALL STREET JOURNAL. The Committee's determination of Fair Market Value shall be conclusive and binding on all persons.

         (q) "Holding Company" means EFC Bancorp, Inc.

         (r) "Incentive Stock Option" means a stock option granted to a Participant, pursuant to Section 7 of the Plan, that is intended to meet the requirements of Section 422 of the Code.

         (s) "Non-Statutory Stock Option" means a stock option granted to a Participant pursuant to the terms of the Plan but which is not intended to be and is not identified as an Incentive Stock Option or a stock option granted under the Plan which is intended to be and is identified as an Incentive Stock Option but which does not meet the requirements of Section 422 of the Code.

         (t) "Option" means an Incentive Stock Option or Non-Statutory Stock Option.

         (u) "Outside Director" means a member of the board(s) of directors of the Holding Company or an Affiliate who is not also an Employee of the Holding Company or an Affiliate.

         (v) "Participant" means any person who holds an outstanding Award.

         (w) "Performance Award" means an Award granted to a Participant pursuant to Section 10 of the Plan.

         (x) "Plan" means this Amended and Restated EFC Bancorp, Inc. Stock-Based Incentive Plan.

         (y) "Retirement" means retirement from employment with the Holding Company or an Affiliate in accordance with the then current retirement policies of the Holding Company or Affiliate, as applicable. "Retirement" with respect to an Outside Director means the termination of service from the board(s) of directors of the Holding Company and any Affiliate following written notice to such board(s) of directors of the Outside Director's intention to retire.

         (z) "Stock Award" means an Award granted to a Participant pursuant to
Section 8 of the Plan.

         (aa) "Termination for Cause" shall mean, in the case of an Outside Director, removal from the board(s) of directors of the Holding Company and its Affiliates in accordance with the applicable by-laws of the Holding Company and its Affiliates or, in the case of an Employee, as defined under any employment agreement with the Holding Company or an Affiliate; PROVIDED, HOWEVER, that if no employment agreement exists with respect to the Employee, Termination for Cause shall mean termination of employment because of a material loss to the Holding Company or an Affiliate, as determined by and in the sole discretion of the Board of Directors or its designee(s).

         (bb) "Trust" means a trust established by the Board of Directors in connection with this Plan to hold Common Stock or other property for the purposes set forth in the Plan.

         (cc) "Trustee" means any person or entity approved by the Board of Directors or its designee(s) to hold any of the Trust assets.

2.       ADMINISTRATION.

         (a) The Committee shall administer the Plan. The Committee shall consist of two or more disinterested directors of the Holding Company, who shall be appointed by the Board of Directors. A member of the Board of Directors shall be deemed to be "disinterested" only if he satisfies (i) such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code. The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Holding Company or an Affiliate who need not be disinterested and who may grant Awards and administer the Plan with respect to Employees and Outside Directors who are not considered officers or directors of the Holding Company under Section 16 of the Exchange Act or for whom Awards are not intended to satisfy the provisions of Section 162(m) of the Code.

         (b) The Committee shall (i) select the Employees and Outside Directors who are to receive Awards under the Plan, (ii) determine the type, number, vesting requirements and other features and conditions of such Awards, (iii) interpret the Plan and Award Agreements in all respects and (iv) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

         (c) Each Award shall be evidenced by a written agreement ("Award Agreement") containing such provisions as may be required by the Plan and otherwise approved by the Committee. Each Award Agreement shall constitute a binding contract between the Holding Company or an Affiliate and the Participant, and every Participant, upon acceptance of an Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be in accordance with the Plan, but each Award Agreement may include any additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular and at a minimum, the Committee shall set forth in each Award Agreement (i) the type of Award granted; (ii) the Exercise Price of any Option; (iii) the number of shares subject to the Award; (iv) the expiration date of the Award; (v) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award; and (vi) the restrictions, if any, placed upon such Award, or upon shares which may be issued upon exercise of such Award. The Chairman of the Committee and such other directors and officers as shall be designated by the Committee is hereby authorized to execute Award Agreements on behalf of the Company or an Affiliate and to cause them to be delivered to the recipients of Awards.

         (d) The Committee may delegate all authority for: (i) the determination of forms of payment to be made by or received by the Plan and (ii) the execution of any Award Agreement. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Holding Company or an Affiliate for determinations to be made pursuant to the Plan, including the satisfaction of any conditions of a Performance Award. However, only the Committee or a portion of the Committee may certify the attainment of any conditions of a Performance Award intended to satisfy the requirements of Section 162(m) of the Code.

3.       TYPES OF AWARDS AND RELATED RIGHTS.

         The following Awards may be granted under the Plan:

         (a)      Non-Statutory Stock Options.
         (b)      Incentive Stock Options.
         (c)      Stock Awards.

4.       STOCK SUBJECT TO THE PLAN.

         Subject to adjustment as provided in Section 15 of the Plan, the maximum number of shares reserved for Awards under the Plan is 1,048,800, which number shall not exceed 14% of the outstanding shares of the Common Stock determined immediately as of the Effective Date. Subject to adjustment as provided in Section 15 of the Plan, the maximum number of shares reserved hereby for purchase pursuant to the exercise of Options, including Incentive Stock Options, and Option-related Awards granted under the Plan is 749,143, which number shall not exceed 10% of the outstanding shares of Common Stock as of the Effective Date. The maximum number of the shares reserved for Stock Awards is 299,657, which number shall not exceed 4% of the outstanding shares of Common Stock as of the Effective Date. The shares of Common Stock issued under the Plan may be either authorized but unissued shares or authorized shares previously issued and acquired or reacquired by the Trustee or the Holding Company, respectively. To the extent that Options and Stock Awards are granted under the Plan, the shares underlying such Awards will be unavailable for any other use including future grants under the Plan except that, to the extent that Stock Awards or Options terminate, expire or are forfeited without having vested or without having been exercised (in the case of Limited Option Rights and Limited Stock Rights, exercised for cash), new Awards may be made with respect to these shares.

5.       ELIGIBILITY.

         Subject to the terms of the Plan, all full-time Employees and Outside Directors shall be eligible to receive Awards under the Plan. In addition, the Committee may grant eligibility to consultants, advisory directors and advisors of the Holding Company or an Affiliate, as it sees fit.

6.       NON-STATUTORY STOCK OPTIONS.

         The Committee may, subject to the limitations of this Plan and the availability of shares of Common Stock reserved but not previously awarded under the Plan, grant Non-Statutory Stock Options to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:


         (a) EXERCISE PRICE. The Committee shall determine the Exercise Price of each Non-Statutory Stock Option. However, the Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant.

         (b) TERMS OF NON-STATUTORY STOCK OPTIONS. The Committee shall determine the term during which a Participant may exercise a Non-Statutory Stock Option, but in no event may a Participant exercise a Non-Statutory Stock Option, in whole or in part, more than ten (10) years from the Date of Grant. The Committee shall also determine the date on which each Non-Statutory Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Non-Statutory Stock Option. The shares of Common Stock underlying each Non-Statutory Stock Option may be purchased in whole or in part by the Participant at any time during the term of such Non-Statutory Stock Option, or any portion thereof, once the Non-Statutory Stock Option becomes exercisable.

         (c) NON-TRANSFERABILITY. Unless otherwise determined by the Committee in accordance with this Section 6(c), a Participant may not transfer, assign, hypothecate, or dispose of in any manner, other than by will or the laws of intestate succession, a Non-Statutory Stock Option. The Committee may, however, in its sole discretion, permit transferability or assignment of a Non-Statutory Stock Option if such transfer or assignment is, in its sole determination, for valid estate planning purposes and such transfer or assignment is permitted under the Code and Rule 16b-3 under the Exchange Act. For purposes of this
Section 6(c), a transfer for valid estate planning purposes includes, but is not limited to: (a) a transfer to a revocable intervivos trust as to which the Participant is both the settlor and trustee, (b) a transfer for no consideration to: (i) any member of the Participant's Immediate Family, (ii) any trust solely for the benefit of members of the Participant's Immediate Family, (iii) any partnership whose only partners are members of the Participant's Immediate Family, and (iv) any limited liability corporation or corporate entity whose only members or equity owners are members of the Participant's Immediate Family, or (c) a transfer to the Richmond County Savings Foundation. For purposes of this Section 6(c), "Immediate Family" includes, but is not necessarily limited to, a Participant's parents, grandparents, spouse, children, grandchildren, siblings (including half bothers and sisters), and individuals who are family members by adoption. Nothing contained in this Section 6(c) shall be construed to require the Committee to give its approval to any transfer or assignment of any Non-Statutory Stock Option or portion thereof, and approval to transfer or assign any Non-Statutory Stock Option or portion thereof does not mean that such approval will be given with respect to any other Non-Statutory Stock Option or portion thereof. The transferee or assignee of any Non-Statutory Stock Option shall be subject to all of the terms and conditions applicable to such Non-Statutory Stock Option immediately prior to the transfer or assignment and shall be subject to any other conditions proscribed by the Committee with respect to such Non-Statutory Stock Option.

         (d) TERMINATION OF EMPLOYMENT OR SERVICE (GENERAL). Unless otherwise determined by the Committee or set forth in the Plan, upon the termination of a Participant's employment or other service for any reason other than Disability or death, a Change in Control, Retirement or Termination for Cause, the Participant may exercise only those Non-Statutory Stock Options that were immediately exercisable by the Participant at the date of such termination and only for a period of three (3) months following the date of such termination.

         (e) TERMINATION OF EMPLOYMENT OR SERVICE (RETIREMENT). Unless otherwise determined by the Committee, in the event of a Participant's Retirement, the Participant may exercise only those Non-Statutory Stock Options that were immediately exercisable by the Participant at the date of Retirement and only for a period of one (1) year following the date of Retirement; PROVIDED, HOWEVER, that upon the Participant's Retirement, the Committee, in its discretion, may determine that all Non-Statutory Stock Options that were not exercisable by the Participant as of such date shall continue to become exercisable in accordance with the terms of the Award Agreement if the Participant is immediately engaged by the Holding Company or an Affiliate as a consultant or advisor or continues to serve the Holding Company or an Affiliate as a director, advisory director, or director emeritus; and provided further that the Committee, in its sole discretion, may determine that all Non-Statutory Stock Options that were not exercisable by the Participant as of the date of the Participant's Retirement shall immediately become exercisable upon the Participant's Retirement and shall remain exercisable until the expiration of the term of the Non-Statutory Stock Options.

         (f) TERMINATION OF EMPLOYMENT OR SERVICE (DISABILITY OR DEATH). Unless otherwise determined by the Committee, in the event of the termination of a Participant's employment or other service due to Disability or death, all Non-Statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period one (1) year following the date of such termination.

         (g) TERMINATION OF EMPLOYMENT OR SERVICE (TERMINATION FOR CAUSE). Unless otherwise determined by the Committee, in the event of a Participant's Termination for Cause, all rights with respect to the Participant's Non-Statutory Stock Options shall expire immediately upon the effective date of such Termination for Cause.

         (h) ACCELERATION UPON A CHANGE IN CONTROL. In the event of a Change in Control all Non-Statutory Stock Options held by a Participant as of the date of the Change in Control shall immediately become exercisable and shall remain exercisable until the expiration of the term of the Non-Statutory Stock Options.

         (i) PAYMENT. Payment due to a Participant upon the exercise of a Non-Statutory Stock Option shall be made in the form of shares of Common Stock.

         (j) MAXIMUM INDIVIDUAL AWARD. No individual Employee shall be granted an amount of Non-Statutory Stock Options which exceeds 25% of all Options eligible to be granted under the Plan within any 60-month period.

7.       INCENTIVE STOCK OPTIONS.

         The Committee may, subject to the limitations of the Plan and the availability of shares of Common Stock reserved but unawarded under this Plan, grant Incentive Stock Options to an Employee upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

         (a) EXERCISE PRICE. The Committee shall determine the Exercise Price of each Incentive Stock Option. However, the Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant; PROVIDED, HOWEVER, that if at the time an Incentive Stock Option is granted, the Employee owns or is treated as owning, for purposes of Section 422 of the Code, Common Stock representing more than 10% of the total combined voting securities of the Holding Company ("10% Owner"), the Exercise Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant.

         (b) AMOUNTS OF INCENTIVE STOCK OPTIONS. To the extent the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options that are exercisable for the first time by an Employee during any calendar year under the Plan and any other stock option plan of the Holding Company or an Affiliate exceeds $100,000, or such higher value as may be permitted under Section 422 of the Code, such Options in excess of such limit shall be treated as Non-Statutory Stock Options. Fair Market Value shall be determined as of the Date of Grant with respect to each such Incentive Stock Option.

         (c) TERMS OF INCENTIVE STOCK OPTIONS. The Committee shall determine the term during which a Participant may exercise an Incentive Stock Option, but in no event may a Participant exercise an Incentive Stock Option, in whole or in part, more than ten (10) years from the Date of Grant; PROVIDED, HOWEVER, that if at the time an Incentive Stock Option is granted to an Employee who is a 10% Owner, the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five (5) years from the Date of Grant. The Committee shall also determine the date on which each Incentive Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Incentive Stock Option. The shares of Common Stock underlying each Incentive Stock Option may be purchased in whole or in part at any time during the term of such Incentive Stock Option after such Option becomes exercisable.

         (d) NON-TRANSFERABILITY. No Incentive Stock Option shall be transferable except by will or the laws of descent and distribution and is exercisable, during his lifetime, only by the Employee to whom the Committee grants the Incentive Stock Option. The designation of a beneficiary does not constitute a transfer of an Incentive Stock Option.

         (e) TERMINATION OF EMPLOYMENT (GENERAL). Unless otherwise determined by the Committee or as provided in the Plan, upon the termination of a Participant's employment or other service for any reason other than Disability or death, a Change in Control, Retirement or Termination for Cause, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the Participant at the date of such termination and only for a period of three (3) months following the date of such termination.

         (f) TERMINATION OF EMPLOYMENT (RETIREMENT). Unless otherwise determined by the Committee, in the event of a Participant's Retirement, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the Participant at the date of Retirement and only for a period of one (1) year following the date of Retirement; PROVIDED HOWEVER, that upon the Participant's Retirement, the Committee, in its discretion, may determine that all Incentive Stock Options that were not otherwise exercisable by the Participant as of such date shall continue to become exercisable in accordance with the terms of the Award Agreement if the Participant is immediately engaged by the Holding Company or an Affiliate as a consultant or advisor or continues to serve the Holding Company or an Affiliate as a director, advisory director, or director emeritus; and provided further, that the Committee, in its sole discretion, may determine that all Incentive Stock Options that were not exercisable by the Participant as of the date of the Participant's Retirement shall immediately become exercisable upon the Participant's Retirement and shall remain exercisable until the expiration of the term of the Incentive Stock Options. Any Option originally designated as an Incentive Stock Option shall be treated as a Non-Statutory Stock Option to the extent the Option does not otherwise qualify as an Incentive Stock Option pursuant to Section 422 of the Code.

         (g) TERMINATION OF EMPLOYMENT (DISABILITY OR DEATH). Unless otherwise determined by the Committee, in the event of the termination of a Participant's employment or other service due to Disability or death, all Incentive Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period one (1) year following the date of such termination.

         (h) TERMINATION OF EMPLOYMENT (TERMINATION FOR CAUSE). Unless otherwise determined by the Committee, in the event of an Employee's Termination for Cause, all rights under such Employee's Incentive Stock Options shall expire immediately upon the effective date of such Termination for Cause.

         (i) ACCELERATION UPON A CHANGE IN CONTROL. In the event of a Change in Control all Incentive Stock Options held by a Participant as of the date of a Change in Control shall immediately become exercisable and shall remain exercisable until the expiration of the term of the Incentive Stock Options. Any Option originally designated as an Incentive Stock Option shall be treated as a Non-Statutory Stock Option to the extent the Option does not otherwise qualify as an Incentive Stock Option pursuant to Section 422 of the Code.

         (j) PAYMENT. Payment due to a Participant upon the exercise of an Incentive Stock Option shall be made in the form of shares of Common Stock.

         (k) MAXIMUM INDIVIDUAL AWARD. No individual Employee shall be granted an amount of Incentive Stock Options which exceeds 25% of all Options eligible to be granted under the Plan within any 60-month period.

         (l) DISQUALIFYING DISPOSITIONS. Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Committee of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

8.        STOCK AWARDS.

         The Committee may make grants of Stock Awards, which shall consist of the grant of some number of shares of Common Stock, to a Participant upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

         (a) GRANTS OF THE STOCK AWARDS. Stock Awards may only be made in whole shares of Common Stock. Stock Awards may only be granted from shares reserved under the Plan and available for award at the time the Stock
Award is made to the Participant.

         (b) TERMS OF THE STOCK AWARDS. The Committee shall determine the dates on which Stock Awards granted to a Participant shall vest and any terms or conditions which must be satisfied prior to the vesting of any Stock Award or portion thereof. Any such terms or conditions shall be determined by the Committee as of the Date of Grant.

         (c) TERMINATION OF EMPLOYMENT OR SERVICE (GENERAL). Unless otherwise determined by the Committee, upon the termination of a Participant's employment or service for any reason other than Disability or death, a Change in Control, Retirement or Termination for Cause, any Stock Awards in which the Participant has not become vested as of the date of such termination shall be forfeited and any rights the Participant had to such Stock Awards shall become null and void.

         (d) TERMINATION OF EMPLOYMENT OR SERVICE (RETIREMENT). Unless otherwise determined by the Committee or as provided in the Plan, in the event of a Participant's Retirement, any Stock Awards in which the Participant has not become vested as of the date of Retirement shall be forfeited and any rights the Participant had to such unvested Stock Awards shall become null and void; PROVIDED HOWEVER, that upon the Participant's Retirement, the Committee, in its discretion, may determine that all unvested Stock Awards shall continue to vest in accordance with the Award Agreement if the Participant is immediately engaged by the Holding Company or an Affiliate as a consultant or advisor or continues to serve the Holding Company or an Affiliate as a director, advisory director or director emeritus; and provided further, that the Committee, in its sole discretion, may determine that all Stock Awards that were not exercisable by the Participant as of the date of the Participant's Retirement shall immediately become exercisable upon the Participant's Retirement and shall remain exercisable until the expiration of the term of the Stock Awards

         (e) TERMINATION OF EMPLOYMENT OR SERVICE (DISABILITY OR DEATH). Unless otherwise determined by the Committee, in the event of a termination of the Participant's service due to Disability or death all unvested Stock Awards held by such Participant shall immediately vest as of the date of such termination.

         (f) TERMINATION OF EMPLOYMENT OR SERVICE (TERMINATION FOR CAUSE). Unless otherwise determined by the Committee, or in the event of the Participant's Termination for Cause, all Stock Awards in which the Participant had not become vested as of the effective date of such Termination for Cause shall be forfeited and any rights such Participant had to such unvested Stock Awards shall become null and void.

         (g) ACCELERATION UPON A CHANGE IN CONTROL. In the event of a Change in Control, all unvested Stock Awards held by a Participant shall immediately vest.

         (h) MAXIMUM INDIVIDUAL AWARD. No individual Employee shall be granted an amount of Stock Awards which exceeds 25% of all Stock Awards eligible to be granted under the Plan within any 60-month period.

         (i) ISSUANCE OF CERTIFICATES. Unless otherwise held in Trust and registered in the name of the Trustee, reasonably promptly after the Date of Grant with respect to shares of Common Stock pursuant to a Stock Award, the Holding Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such Stock Award was granted, evidencing such shares; provided, that the Holding Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

         "The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the EFC Bancorp, Inc. 1998 Stock-Based Incentive Plan and Award Agreement entered into between the registered owner of such shares and EFC Bancorp, Inc. or its Affiliates. A copy of the Plan and Award Agreement is on file in the office of the Corporate Secretary of EFC Bancorp, Inc. located at 1695 Larkin Avenue, Elgin, Illinois 60123."

Such legend shall not be removed until the Participant becomes vested in such shares pursuant to the terms of the Plan and Award Agreement. Each certificate issued pursuant to this Section 8(i), in connection with a Stock Award, shall be held by the Holding Company or its Affiliates, unless the Committee determines otherwise.

         (j) NON-TRANSFERABILITY. Except to the extent permitted by the Code, the rules promulgated under Section 16(b) of the Exchange Act or any successor statutes or rules:

         (i) The recipient of a Stock Award shall not sell, transfer, assign, pledge, or otherwise encumber shares subject to the Stock Award until full vesting of such shares has occurred. For purposes of this section, the separation of beneficial ownership and legal title through the use of any "swap" transaction is deemed to be a prohibited encumbrance.

         (ii) Unless determined otherwise by the Committee and except in the event of the Participant's death or pursuant to a domestic relations order, a Stock Award is not transferable and may be earned in his lifetime only by the Participant to whom it is granted. Upon the death of a Participant, a Stock Award is transferable by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

         (iii) If a recipient of a Stock Award is subject to the provisions of Section 16 of the Exchange Act, shares of Common Stock subject to such Stock Award may not, without the written consent of the Committee (which consent may be given in the Award Agreement), be sold or otherwise disposed of within six (6) months following the date of grant of the Stock Award.

         (k) ACCRUAL OF DIVIDENDS. To the extent Stock Awards are held in Trust and registered in the name of the Trustee, unless otherwise specified by the Trust agreement whenever shares of Common Stock underlying a Stock Award are distributed to a Participant or beneficiary thereof under the Plan, such Participant or beneficiary shall also be entitled to receive, with respect to each such share distributed, a payment equal to any cash dividends and the number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of the Common Stock if the record date for determining shareholders entitled to receive such dividends falls between the date the relevant Stock Award was granted and the date the relevant Stock Award or installment thereof is issued. There shall also be distributed an appropriate amount of net earnings, if any, of the Trust with respect to any dividends paid out on the shares related to the Stock Award.

         (l) VOTING OF STOCK AWARDS. After a Stock Award has been granted but for which the shares covered by such Stock Award have not yet been vested, earned and distributed to the Participant pursuant to the Plan, the Participant shall be entitled to vote or to direct the Trustee to vote, as the case may be, such shares of Common Stock which the Stock Award covers subject to the rules and procedures adopted by the Committee for this purpose and in a manner consistent with the Trust agreement.

         (m) PAYMENT. Payment due to a Participant upon the redemption of a Stock Award shall be made in the form of shares of Common Stock.

9.       PERFORMANCE AWARDS.

         (a) The Committee may determine to make any Award under the Plan contingent upon the satisfaction of any conditions related to the performance of the Holding Company, an Affiliate of the Participant. Each Performance Award shall be evidenced in the Award Agreement, which shall set forth the applicable conditions, the maximum amounts payable and such other terms and conditions as are applicable to the Performance Award. Unless otherwise determined by the Committee, each Performance Award shall be granted and administered to comply with the requirements of Section 162(m) of the Code and subject to the following provisions:

         (b) Any Performance Award shall be made not later than 90 days after the start of the period for which the Performance Award relates and shall be made prior to the completion of 25% of such period. All determinations regarding the achievement of any applicable conditions will be made by the Committee. The Committee may not increase during a year the amount of a Performance Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.

         (c) Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

         (d) A Participant who receives a Performance Award payable in Common Stock shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Award Agreement. The Common Stock may be issued without cash consideration.

         (e) A Participant's interest in a Performance Award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

         (f) No Award or portion thereof that is subject to the satisfaction of any condition shall be distributed or considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved.

10.      DEFERRED PAYMENTS.

         The Committee, in its discretion, may permit a Participant to elect to defer receipt of all or any part of any cash or stock payment under the Plan, or the Committee may determine to defer receipt by some or all Participants, of all or part of any such payment. The Committee shall determine the terms and conditions of any such deferral, including the period of deferral, the manner of deferral, and the method for measuring appreciation on deferred amounts until their payout.

11.       METHOD OF EXERCISE OF OPTIONS.

         Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Exercise Price in such form or forms permitted by the Committee, including, without limitation, payment by delivery of cash, Common Stock or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash, shares of Common Stock and other consideration, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer, as the Committee may specify in the applicable Award Agreement.

12.      RIGHTS OF PARTICIPANTS.

         No Participant shall have any rights as a shareholder with respect to any shares of Common Stock covered by an Option until the date of issuance of a stock certificate for such Common Stock. Nothing contained herein or in any Award Agreement confers on any person any right to continue in the employ or service of the Holding Company or an Affiliate or interferes in any way with the right of the Holding Company or an Affiliate to terminate a Participant's services.

13.      DESIGNATION OF BENEFICIARY.

         A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Holding Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant's estate will be deemed to be the beneficiary.

14.      DILUTION AND OTHER ADJUSTMENTS.

         In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Holding Company, or in the event an extraordinary capital distribution is made, the Committee may make such adjustments to previously granted Awards, to prevent dilution, diminution, or enlargement of the rights of the Participant, including any or all of the following:

         (a) adjustments in the aggregate number or kind of shares of Common Stock or other securities that may underlie future Awards under the Plan;

         (b) adjustments in the aggregate number or kind of shares of Common Stock or other securities underlying Awards already made under the Plan;

         (c) adjustments in the Exercise Price of outstanding Incentive and/or Non-statutory Stock Options, or any Limited Rights attached to such Options.

No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award. All Awards under this Plan shall be binding upon any successors or assigns of the Holding Company.

15.      TAX WITHHOLDING.

         (a) Whenever under this Plan, cash or shares of Common Stock are to be delivered upon exercise or payment of an Award or any other event with respect to rights and benefits hereunder, the Committee shall be entitled to require as a condition of delivery (i) that the Participant remit an amount sufficient to satisfy all federal, state, and local withholding tax requirements related thereto, (ii) that the withholding of such sums come from compensation otherwise due to the Participant or from any shares of Common Stock due to the Participant under this Plan or (iii) any combination of the foregoing PROVIDED, HOWEVER, that no amount shall be withheld from any cash payment or shares of Common Stock relating to an Award which was transferred by the Participant in accordance with this Plan.

         (b) If any disqualifying disposition described in Section 7(l) is made with respect to shares of Common Stock acquired under an Incentive Stock Option granted pursuant to this Plan, or any transfer described in Section 6(c) is made, or any election described in Section 17 is made, then the person making such disqualifying disposition, transfer, or election shall remit to the Holding Company or its Affiliates an amount sufficient to satisfy all federal, state, and local withholding taxes thereby incurred; provided that, in lieu of or in addition to the foregoing, the Holding Company or its Affiliates shall have the right to withhold such sums from compensation otherwise due to the Participant, or, except in the case of any transfer pursuant to Section 6(c), from any shares of Common Stock due to the Participant under this Plan.

16.      NOTIFICATION UNDER SECTION 83(b).

         The Committee may, on the Date of Grant or any later date, prohibit a Participant from making the election described below. If the Committee has not prohibited such Participant from making such election, and the Participant shall, in connection with the exercise of any Option, or the grant of any Stock Award, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Committee of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

17.      AMENDMENT OF THE PLAN AND AWARDS.

         (a) Except as provided in paragraph (c) of this Section 18, the Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided however, that provisions governing grants of Incentive Stock Options shall be submitted for shareholder approval to the extent required by such law, regulation or otherwise. Failure to ratify or approve amendments or modifications by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions of this Plan will remain in full force and effect. No such termination, modification or amendment may adversely affect the rights of a Participant under an outstanding Award without the written permission of such Participant.

         (b) Except as provided in paragraph (c) of this Section 18, the Committee may amend any Award Agreement, prospectively or retroactively; PROVIDED, HOWEVER, that no such amendment shall adversely affect the rights of any Participant under an outstanding Award without the written consent of such Participant.

         (c) In no event shall the Board of Directors amend the Plan or shall the Committee amend an Award Agreement in any manner that has the effect of:

                  (i) Allowing any Option to be granted with an exercise below the Fair Market Value of the Common Stock on the Date of Grant.

                  (ii) Allowing the exercise price of any Option previously granted under the Plan to be reduced subsequent to the Date of Award.

         (d) Notwithstanding anything in this Plan or any Award Agreement to the contrary, if any Award or right under this Plan would, in the opinion of the Holding Company's accountants, cause a transaction to be ineligible for pooling of interest accounting that would, but for such Award or right, be eligible for such accounting treatment, the Committee, at its discretion, may modify, adjust, eliminate or terminate the Award or right so that pooling of interest accounting is available.

18.      EFFECTIVE DATE OF PLAN.

         The Board of Directors adopted and approved the Plan with an effective date of April 9, 1999. All amendments are effective upon approval by the Board of Directors, subject to shareholder ratification when specifically required under the Plan or by applicable federal or state statutes, rules or regulations. The failure to obtain shareholder ratification for such purposes will not affect the validity of other provisions of the Plan and any Awards made under the Plan.

19.      TERMINATION OF THE PLAN.

         The right to grant Awards under the Plan will terminate upon the earlier of: (i) ten (10) years after October 27, 1998; (ii) the issuance of a number of shares of Common Stock pursuant to the exercise of Options or the distribution of Stock Awards which is equivalent to the maximum number of shares reserved under the Plan as set forth in Section 4 of the Plan. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant's vested rights under a previously granted Award.

20.      APPLICABLE LAW.

         The Plan will be administered in accordance with the laws of the state of Delaware to the extent not pre- empted by applicable federal law.

21.      TREATMENT OF UNEXERCISED OPTIONS UPON A CHANGE IN CONTROL.

         Notwithstanding anything in this Plan to the contrary, if in connection with or as a consequence of a Change in Control, the Company is merged into or consolidated with another corporation, if the Company becomes a subsidiary of another corporation or if the Company sells or otherwise disposes of substantially all of its assets to another corporation, then unless provisions are made in connection with such transactions for the continuance of the Plan and/or the assumption or substitution of then outstanding Options with new Options covering the stock of the successor corporation, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, such Options shall be canceled as of the effective date of the merger, consolidation, or sale and the Participant shall be paid in cash an amount equal to the difference between the greater of the Fair Market Value of the Common Stock subject to the Options on the effective date of such corporate event or the per share value of the merger consideration to be received in exchange for other shares of the Company's Common Stock in connection with such corporate event and the exercise price of the Options.

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